Exhibit 99.1

Par Petroleum Corporation Completes Acquisition of Tesoro Hawaii, LLC

•	Purchase price of $75 million plus net working capital and contingent earn-out

•	$200 million common stock issuance upon closing priced at $1.39 per share

•	Credit facility arranged to fund working capital

•	Tesoro Hawaii, LLC reported 2012 gross refining margin of $174 million

Houston, Texas, September 25, 2013 - Par Petroleum Corporation (OTC BB: PARR) announced today that its subsidiary, Hawaii Pacific Energy, LLC (“HPE”), has completed its purchase of Tesoro Hawaii, LLC (“Tesoro Hawaii”) from Tesoro Corporation. The purchase price is comprised of $75 million in cash plus market value of net working capital and a contingent earnout payment of up to $40 million. The acquired assets include a 94,000 barrel per day-capacity refinery; storage capacity for 2.4 million barrels of crude oil and 2.5 million barrels of refined products; and related logistics assets, including five refined product terminals, 27 miles of pipelines and a single point mooring terminal. In addition, HPE has rights to sell gasoline through a network of 31 Tesoro-branded retail stations in Hawaii. Tesoro Hawaii, which will be renamed Hawaii Independent Energy, LLC (“HIE”), will operate as a separate wholly-owned subsidiary of Par Petroleum and will be headquartered in Oahu, Hawaii.

The refinery produces gasoline, jet fuel, high sulfur diesel, low sulfur fuel oil and high sulfur fuel oil. It is also a leading supplier of ultra-low sulfur diesel to the Hawaiian Islands and has a Nelson complexity rating of 5.7x. Major process units include crude distillation, vacuum distillation, hydrocracking, naphtha hydrotreating, reforming and visbreaking. The refinery is located in the Campbell Industrial Park in Kapolei, approximately 20 miles west of Honolulu.

“We are looking forward to being a reliable and productive member of the Hawaii business community, and we have the right team to optimize this asset,” commented Will Monteleone, Chairman of the Board of Directors and Chief Executive Officer of Par Petroleum. “I have to recognize the employees on the Islands who we have come to know. Despite the uncertainty at the refinery over the past two years, they have maintained operational excellence and have performed at, or exceeded, industry safety metrics. “

Par also completed the previously announced $125 million ABL revolving facility with Deutsche Bank and a crude oil supply and intermediation arrangement with Barclays. Barclays will provide crude oil and feedstocks to the refinery on a realtime basis. In conjunction with the acquisition, Par completed a $200 million private placement of common stock at $1.39 per share which was led by existing shareholders Zell Credit Opportunities Fund and funds managed on behalf of Whitebox Advisors.

Par Petroleum Corporation

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a wide variety of energy-related assets. Par is a financially strong company with an active, opportunistic growth strategy. We look for operations with strong fundamentals and great employees who can move the business forward. Par’s management team has deep experience in the energy industry and acquiring and integrating energy-related business and assets.

Par’s largest oil and gas asset is an investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin, Colorado. In addition, Par’s operating activities are concentrated in its wholly-owned subsidiaries, Texadian Energy and HIE.

Texadian Energy sources, markets, transports and distributes crude petroleum-based energy products. With significant logistics capability in historical pipeline shipping status, a rail car fleet, and expertise in contracted chartering of tows and barges, Texadian believes it has a long term competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are risks that the Company may be unable to achieve the benefits contemplated by the acquisition of Tesoro Hawaii; risks that not all potential risks and liabilities have been identified in the Company’s due diligence of Tesoro Hawaii and its business; risks that Tesoro Hawaii and its business may not be integrated successfully or that such integration may require a disproportionate amount of management’s attention and the Company’s resources; risks that HPE, HIE and HIE Retail, LLC may not operate profitably; risks that anticipated cost efficiencies or synergies may not be realized; and risks associated with other potential negative effects from the transaction. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Other important risk factors that may affect the Company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings.

Investor Relations Contact:

Stonegate Securities, Inc.

Preston Graham

preston@stonegateinc.com

214-987-4121

National Media:

Global Communication Works

Brad Ginsburg

713-721-4774

bradg@gcomworks.com

Hawaii Media:

Ho’akea Communications

Barbara J. Tanabe

808-543-8377

Mobile: (808) 286-8414

Btanabe@hoakeacomm.com